AMENDMENT TO BY-LAWS

OF

CAPSTONE INTERNATIONAL SERIES TRUST

ARTICLE VI

OFFICERS

Section 1.1. Officers of Series of the Trust. The officers of each Series of the Trust shall be those elected pursuant to Section 1, except that the Trustees may elect a President for each Series of the Trust whose responsibilities shall be limited to the Series for which he is elected. Except as provided by Section 2, the President of a Series of the Trust may also serve as officer of the Trust.

RESOLUTION ADOPTED BY THE
BOARD OF TRUSTEES ON
JULY 24, 1989